CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of October 31, 2011 (the “Effective Date”), is by and between Lone Star Gold, Inc., a Nevada corporation (the “Company”), and Adam Whyte (“Whyte”).

 WHEREAS, the Company is in the business of gold and silver exploration, mining and production, on its own accord and through its subsidiaries in Mexico (the “Business”);

WHEREAS, Whyte has experience in the construction industry and is a resident of Mexico, where the Company and its subsidiaries are currently engaged in exploration and production activities;

WHEREAS, the Company desires to engage Whyte to perform consulting services, and Whyte desires to contract with the Company to perform consulting services, on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the promises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Services and Compensation.  The Company engages Whyte, and Whyte accepts such engagement, to provide consulting services on the terms and conditions set forth below.

(a)           Services Provided.  Whyte agrees that from the date of this Agreement to the end of the Term (as defined below), he will provide such consulting services as he may be requested to provide by the Company.

(b)           Compensation.  The Company shall pay to Whyte, and Whyte agrees to accept as full consideration for his services, US$5,000 per month (the “Compensation”) commencing with October 2011, payable by Company in accordance with its payroll policies and subject to all appropriate withholdings.

(c)           Signing Bonus.   The Company will pay Whyte the amount of $15,000 on the Effective Date, in recognition of the work Whyte has performed for the Company prior to the Effective Date.

(d)           Award of Restricted Stock.  The Company will issue to Whyte, or a company wholly-owned by Whyte, 125,000 shares of the Common Stock, $0.001 par value, of the Company (the “Common Stock”) within 30 days of the Effective Date. Whyte acknowledges and agrees that the Common Stock will not be registered under the Securities Act of 1933, as amended, and will carry a restrictive legend to the effect that the shares of Common Stock may not be transferred absent such registration or pursuant to an exemption from registration. Whyte agrees to execute and deliver such other documentation requested by the Company, including but not limited to a Subscription Agreement, necessary or desirable in connection with the issuance of the Common Stock.

(e)           Independent Contractor.  Whyte shall perform the consulting services as an independent contractor and not as the employee, agent, partner or joint venturer of the Company. Whyte will pay all taxes associated with his Compensation.

(f)           Not Officer, Director.  Whyte will not hold himself out as an officer or director of the Company to any person or entity.  Whyte will not have any actual or implied authority to act as an officer or director of the Company.  This provision shall survive the termination of this Agreement.

2.           Term.  The term of this Agreement shall begin on the Effective Date and continue until the one-year anniversary of the Effective Date. If not terminated by either party on or before the one-year anniversary of the Effective Date, this Agreement will automatically renew for successive one-year terms until terminated upon 30 days written notice from either party to the other before the end of the one-year period (the “Term”). In addition, this Agreement will automatically terminate upon Whyte’s death, total or partial disability that renders him unable to perform the consulting services required by the Company, or relocation to an area that is more than a reasonable commute from the area in which the Company conducts its Business. Notwithstanding the foregoing, either party may terminate this Agreement by giving at least 60 days written notice to the other party. Upon such termination, neither party shall have any obligation to the other, including the Company’s obligation to pay the Compensation, except as otherwise provided herein.

3.           Trade Secrets and Confidential Information.  Whyte agrees that during the Term, he will hold in confidence all confidential information of the Company that comes into Whyte's knowledge, and will not disclose, publish or make use of such confidential information without the prior written consent of the Company.

4.           Return of Company Property.  All records, designs, business plans, work plans, testing results, financial statements, manuals, memoranda, and other property delivered to or compiled by Whyte for or on behalf of the Company or its representatives, vendors or customers that pertain to the Business of the Company (including the respective subsidiaries thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the termination of this Agreement, and at any other time upon request of the Company, Whyte shall deliver all such materials to the Company.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company that are collected by Whyte shall be delivered promptly to the Company upon the request of the Company, or upon termination of this Agreement.

5.           Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

6.           Modification.  No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

7.           Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada (excluding conflicts of law principles).  If any action is brought to enforce or interpret this Agreement, venue for such action shall be in the state courts of Nevada.

8.           Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

9.           Assignment.  Company shall have the right to assign this Agreement to its successors or assigns.  The rights, duties and benefits to Whyte hereunder are personal to him, and no such right or benefit may be assigned by him. Except as provided in this paragraph, this Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

10.           Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.

Lone Star Gold, Inc. a Nevada corporation

By: /s/ Dan Ferris Dan Ferris, President

/s/ Adam Whyte Adam Whyte